Exhibit 99.4

Amkor Technology, Inc.

Offer for all outstanding
6.625% Senior Notes due 2021,
which have been registered
under the Securities Act of 1933, as amended
in exchange for all outstanding
6.625% Senior Notes due 2021
Pursuant to the Prospectus, dated          , 2011

The exchange offer will expire at 5:00 p.m., New York City time, on          , 2011, unless extended. Tenders of original notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

             , 2011

To Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

Your prompt action is requested. The exchange offer will expire at 5:00 p.m., New York City time, on          , 2011, unless extended, which we refer to as the expiration date in this letter. Original notes (as defined below) tendered pursuant to the exchange offer may be withdrawn at any time before the expiration date. Please furnish copies of the enclosed materials as quickly as possible to those of your clients for whom you hold original notes in your name or in the name of your nominee.

Amkor Technology, Inc., which we refer to as Amkor in this letter, is offering, upon and subject to the terms and conditions set forth in the prospectus, dated          , 2011 and the enclosed letter of transmittal to exchange in the exchange offer its 6.625% Senior Notes due 2021, which have been registered under the Securities Act of 1933, as amended, for its outstanding 6.625% Senior Notes due 2021, which we refer to in this letter as the original notes. The exchange offer is being made in order to satisfy certain obligations of Amkor contained in the Registration Rights Agreement, dated May 20, 2011 by and among Amkor and Deutsche Bank Securities Inc. and Citigroup Global Markets Inc., as the initial purchasers referred to therein in connection with the initial private placement of the original notes.

We are requesting that you contact your clients for whom you hold original notes regarding the exchange offer. For your information and for forwarding to your clients for whom you hold original notes registered in your name or in the name of your nominee, or who hold original notes registered in their own names, we are enclosing the following documents:

1. Prospectus, dated          , 2011;

2. The letter of transmittal for your use and for the information of your clients;

3. A notice of guaranteed delivery to be used to accept the exchange offer if certificates for original notes are not immediately available or time will not permit all required documents to reach the exchange agent at or prior to 5:00 p.m., New York City time, on the expiration date or if the procedure for book-entry transfer cannot be completed at or prior to 5:00 p.m., New York City time, on the expiration date;

4. A form of letter which may be sent to your clients for whose account you hold original notes registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the exchange offer; and

5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

To participate in the exchange offer, a duly executed and properly completed letter of transmittal for original notes held in certificated form (or facsimile of the letter of transmittal) or an agent’s message instead of the letter of transmittal for original notes held in book-entry form, with any required signature guarantees and any other required documents, should be sent to the exchange agent, and certificates representing the original notes should be delivered to the exchange agent or the original notes should be tendered by the book-entry procedures described in the prospectus under “The Exchange Offer — Book-Entry Transfer,” all in accordance with the instructions set forth in the letter of transmittal and the prospectus.

If a registered holder of original notes desires to tender original notes, but such original notes are not immediately available, or time will not permit such holder’s original notes or other required documents to reach the exchange agent before 5:00 p.m., New York City time, on the expiration date, or the procedure for book-entry transfer cannot be completed at or prior to 5:00 p.m., New York City time, on the expiration date, a tender may be effected by following the guaranteed delivery procedures described in the prospectus under the caption “The Exchange Offer — Guaranteed Delivery Procedures.”

Amkor will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding the prospectus and the related documents to the beneficial owners of original notes held by them as nominee or in a fiduciary capacity. Amkor will pay or cause to be paid all transfer taxes applicable to the exchange of original notes pursuant to the exchange offer, except as set forth in Instruction 6 of the letter of transmittal.

Any inquiries you may have with respect to the procedure for tendering original notes pursuant to the exchange offer, or requests for additional copies of the enclosed materials, should be directed to U.S. Bank National Association, the exchange agent for the exchange offer, at its address and telephone number set forth on the front of the letter of transmittal.

Very truly yours,

Amkor Technology, Inc.

Nothing herein or in the enclosed documents shall constitute you or any person as an agent of Amkor or the exchange agent, or authorize you or any other person to use any document or make any statements on behalf of either of them with respect to the exchange offer, except for statements expressly made in the prospectus or the letter of transmittal.

Enclosures

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